Exhibit 99.1

SYNALLOY CORPORATION DELIVERS NON-BINDING PRELIMINARY INDICATION OF
INTEREST TO THE EASTERN COMPANY
Spartanburg, SC, January 9, 2015 (GLOBE NEWSWIRE) - Synalloy Corporation (NASDAQ Global Market: SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, and specialty chemicals, and the master distribution of seamless carbon pipe and tube, announced today that it delivered a non-binding preliminary indication of interest (the “Indication of Interest”) to The Eastern Company (“Eastern”).
The full text of the Indication of Interest delivered to Eastern follows:

January 2, 2015

Personal and Confidential

Mr. Leonard F. Leganza
Chairman, President and CEO
The Eastern Company
112 Bridge Street
Naugatuck, CT 06770

Dear Mr. Leganza:

I am writing to you to express my company’s interest in the possible acquisition of The Eastern Company. A copy of this letter is also being distributed to Eastern’s largest shareholders. Synalloy Corporation (Nasdaq: SYNL) is a holding company for a diverse group of manufacturing businesses. Synalloy’s five operating companies include BRISMET, a producer of stainless steel and special alloy pipe; Specialty Pipe & Tube, a master distributor of seamless carbon pipe and tube; Palmer, a manufacturer of steel and fiberglass storage tanks; and Manufacturers Chemicals and CRI Tolling, which provide contract manufacturing support to the chemical industry. Our facilities employ both union and non-union labor. Like Eastern, Synalloy’s operating businesses have a storied past, reaching back as far as the early 1900’s. Each of our operating companies has its own management team, while Synalloy’s corporate group of fewer than 15 individuals provides support to the business units and works to execute the holding company’s long-term strategy.

For most of its history, Synalloy was content to remain a micro-cap public company. The stock traded by appointment and had virtually no following in the investment community. There was very little liquidity in the stock, making it difficult for large investors to build or exit their positions without moving the stock price up or down materially. With the advent of Sarbanes-Oxley, the cost of being a public company increased dramatically, adding further to the challenges of being a micro-cap company. In considering our options, only one truly made sense…grow Synalloy into a small-cap company. Taking the company private would have burdened it with excessive levels of debt. Selling off the operating companies one by one would be tax inefficient and would have resulted in less realized value for all of our shareholders.

The strategy that I outlined for our Board of Directors upon my appointment as President and CEO back in January 2011, was to embark on a growth plan which included not only organic growth of our existing businesses but the active pursuit of acquisitions that met certain criteria. We determined that at a minimum, Synalloy should set a goal of $500 million in annual revenue and $60 million in EBITDA. We believed that by achieving this goal, our market cap could exceed $400 million, opening our stock to many more investors and substantially increasing the liquidity of our shares.

Over the past four years, Synalloy’s management team has been focused on accomplishing this goal. We have completed three acquisitions with a combined transaction value of over $70 million, and divested our under-performing pipe fabrication business. In September of last year, we completed a follow-on stock offering which raised $36 million and brought us several new institutional investors.

Following our acquisition of Specialty Pipe & Tube in November, our projected net debt to EBITDA for 2015 is less than 1.2 times. Almost all of our debt is structured with either five or ten-year terms, at after-tax interest rates of 2.5%. Synalloy has ample capacity to take on additional debt for our next transaction, while still maintaining a conservative balance sheet.

We have made excellent progress in not only growing the company, but improving its profitability. Synalloy’s EBITDA in 2010 was under $8 million and will grow to a record $22 million in 2014. Including the Specialty Pipe & Tube acquisition, we are projecting revenue in 2015 of $240 million and EBITDA of approximately $30 million. Our EBITDA margins have improved from 5% in 2010 to a projected 12.5% for 2015. This is after the burden of holding company expenses.

After studying Eastern’s history, operating businesses and holding company structure, I see many similarities to Synalloy. I believe our respective shareholders would be well served by a combination of our two companies. Although there is certainly much to discuss and due diligence to be conducted before we could move forward with a formal letter of intent, I want to propose a potential deal structure that I believe could create substantial value for both Synalloy’s and Eastern’s shareholders.

Based on Eastern’s SEC filings, I would place an initial valuation of the company at $119 million, or $19.12 per share. This assumes annual EBITDA of $17 million ($15 million from the company as presently structured, plus $2 million of savings from the elimination of duplicate hold-co expenses). Applying a multiple of seven times EBITDA generates a value of $119 million. Cash minus debt and pension/retirement obligations results in additional value of $3 million. The total of $122 million is reduced by approximately $3 million for change in control payments to Eastern executives to arrive at the $119 million valuation. We recognize that through due diligence, we may determine that EBITDA for 2015 is actually higher than our assumption. If that is the case, we are prepared to assign a higher valuation to the company.

As to deal structure, I envision Synalloy paying for the acquisition using cash and Synalloy common stock. By including Synalloy common shares in the purchase price, current shareholders of Eastern will have the opportunity to participate in the additional value created by the combination of our two companies. The cash portion of the purchase price would be in the range of 30% to 40%, with Synalloy common stock representing 60% to 70%. Using the mid-point of this range and assuming a price of $17.00 for each Synalloy common share, Synalloy would issue .731 common shares for each Eastern share, or a total of 4,550,000 common shares. Each share of Eastern stock would also receive approximately $6.69 in cash, or a total of $41.65 million. Following the transaction, there would be approximately 13.35 million common shares of Synalloy stock outstanding on a fully diluted basis.

The combined company would have annual revenue of $381 million and EBITDA of $48 million. Total debt would be $82 million. After making the change in control payments to Eastern executives, cash would total $18 million, resulting in net debt of $64 million. Net debt to EBITDA would be 1.34 times. Net debt and pension/retirement obligations to EBITDA would be 1.62 times. Net income for the new company would total $22.0 million, or $1.65 per share.

The combined company would offer a number of benefits to both shareholder groups:

•	Valuing the company at 14 to 15 times earnings generates a share price of $23 to $25. Valuing the company at 7.0 to 7.5 times EBITDA produces a share price of $25 to $27.

•
With 13.35 million shares outstanding, liquidity would be greatly improved for all shareholders. Current large investors in either Synalloy or Eastern could exit their positions in the future without putting downward pressure on the stock price.

•
With a potential market cap of $350 million, the company would be included in the Russell 2000, resulting in a likely premium to its normal share price and providing even greater liquidity for its shareholders. The 2014 market cap threshold for the Russell 2000 was $161 million, so inclusion in this index would not be an on-again, off-again event, as it may be for either company individually.

•	Further diversification of our operating businesses and their end markets would provide for more consistent earnings across all business cycles.

•	With the increased scale of the combined entity, larger acquisitions could be pursued in the future, further fueling growth and market cap expansion.

•	It is likely that operating synergies would also be identified through the coordinated efforts of the business unit management teams.

This opportunity has the potential to be transformative for both of our organizations. I am excited to see if we can bring this to bear for all of our shareholders. I would like to request a meeting with you at your earliest convenience so that we may begin discussions. You may reach me at (804) 822-3261, or by email at cbram@synalloy.com. I look forward to hearing from you.

Sincerely,

Craig C. Bram
President and CEO

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” or “continue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding Synalloy’s expectations, goals or intentions regarding the future, including, Synalloy’s non-binding preliminary indication of interest to acquire Eastern and the estimated enterprise value of Eastern, among other things. These forward-looking statements are subject to business and economic risk and reflect the current expectations of Synalloy, and involve subjects that are inherently uncertain and difficult to predict. Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Synalloy’s non-binding preliminary indication of interest will be rejected by Eastern’s board; the possibility that Eastern and Synalloy will be unable to reach agreement on the terms of a business combination transaction; the possibility that, even if Synalloy does enter into a transaction with Eastern, the transaction will not close or that the closing may be delayed; the effect of the announcement of the non-binding preliminary indication of interest on Synalloy’s lenders, strategic relationships, operating results and business generally; the effects of competition, litigation and financial community perceptions; changes in laws and regulations; economic, credit and capital market conditions; and other factors described in Synalloy’s filings made with the Securities and Exchange Commission (the “SEC”) and in Synalloy’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Synalloy as of the date hereof, and Synalloy assumes no obligation to update any forward-looking statement.

This communication is not an offer to purchase or a solicitation of an offer to sell any securities. Any solicitation or offer will only be made through materials filed with the SEC. Given the preliminary nature of the inquiry into Eastern, no assurance can be made as to any transaction between Synalloy and Eastern. Were any such transaction to occur, Synalloy and Eastern stockholders and other interested parties would be urged to read these materials when they become available because they would contain important information, and would be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov. Synalloy and Eastern stockholders and other interested parties would also be able to obtain these documents that are filed by the registrant (when available) for free from the registrant at www.synalloy.com or at 775 Spartan Boulevard, Suite 102, Spartanburg, South Carolina 29301.

CONTACT: Rick Sieradzki at (864) 596-1558